Exhibit 11.1

Code of Ethics

for Senior Managers

_____________

Group Legal and Secretarial

Internal Use Only

20 June 2013

Aviva plc

Code of Ethics for Senior Managers

Introduction

This Code of Ethics (the “Code”) applies to Aviva’s Senior Managers and is in addition to Aviva’s Business Ethics Code, which applies to all Aviva’s employees.

This Code is adopted in compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 16B of Form 20-F promulgated by the U.S. Securities and Exchange Commission (“SEC”), which requires SEC-registered companies to have a code of ethics in place for its senior financial officers including the company’s principal executive officer.

For the purposes of this Code, the following definitions apply:

“Group” means Aviva plc or Aviva plc and its consolidated subsidiaries, as the context may require.

“GCS” means Group Company Secretary.

“Senior Managers” or “Senior Management” means the members of Aviva plc’s board of directors, the Group Executive and the Chief Accounting Officer.

“Waiver” means the approval of a material departure from a provision of this Code and includes an implicit waiver which refers to Aviva’s failure to take action within a reasonable period of time regarding a known material departure from a provision of this Code.

“We” or “Aviva” means Aviva plc or Aviva plc and its consolidated subsidiaries, as the context may require. We are incorporated as a public limited company under the laws of England and Wales.

General Principles

Aviva has adopted this Code to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Promote full, fair, accurate, timely, and understandable disclosure in Aviva’s financial results and any other public communications;
•	Promote compliance with applicable governmental laws, rules and regulations; and
•	Require prompt internal reporting of breaches of and accountability for adherence to the Code.

1	Honest and ethical conduct

1.1	We expect our Senior Managers to act with honesty and integrity.

1.2	Our Senior Managers will not get, give or receive bribes or other similar improper advantages for business or financial gain anywhere in the business, including to government officials or anyone with decision-making powers. Any demand for, or offer of, such a bribe or improper advantage must be immediately rejected and reported to the GCS. Bribery and corruption involves the ‘offer, promise, payment, transfer, request, agreement to receive or receipt of anything of value, to induce that whether directly or indirectly, to or from any person, in order to induce that person to perform his or her role improperly’. Under the Bribery Act 2010 in the UK bribery is a criminal offence which can be committed by an individual or a company with links to the UK regardless of where the crime occurred so has a multi-jurisdictional reach.

1.3	Senior Managers will ensure that they adhere to the set limits for gifts or hospitality that can be made or received from government officials, suppliers or others of whom we require services, taking into account local custom, laws and regulations. All such gifts and hospitality must be properly accounted for and recorded on the Global Hospitality Register.

1.4	Where agents are employed, their remuneration will not exceed the normal and reasonable commercial rates for legitimate services and must be properly accounted for in accordance with guidance issued from time to time by HR. Senior Managers will not employ agents to circumvent the rules on bribes and gifts.

1.5	All our Senior Managers are expected to avoid personal activities and financial interests which could conflict with their responsibilities to the company. Our Senior Managers must not seek gain for themselves or others through the misuse of their positions.

1.6	Senior Managers shall not at any time communicate, disclose, use, exploit or cause any unauthorised disclosure of any trade secrets or confidential information relating to the Company (other than to fellow employees of the Group and others who may be required to know in the normal course of business), or use any confidential information to the detriment or prejudice of the Company.

1.7	The appointment of Senior Managers to serve on outside boards, whether of commercial ventures or of non-profit making bodies such as trade associations, as Directors, Supervisory Directors, Trustees etc shall be disclosed by the Senior Managers to the GCS and shall be subject to appropriate authorisation.

2	Full, fair, accurate and timely disclosure

2.1	We seek to fulfil all legitimate requests for information, unless business or personal circumstances of those involved require confidentiality.

2.2	We have a policy of not making any EU political donations. Our companies are also prohibited from incurring any expenditure that could amount to political expenditure under current UK and EU legislation, except with the explicit permission of the GCS. Personal political contributions are, however, permitted.

2.3	Our accounting records and supporting documents must accurately describe and reflect the nature of the underlying transactions. No undisclosed or unrecorded account, fund or asset will be established or maintained.

2.4	Senior Management will not take any action to coerce, manipulate, mislead, or fraudulently influence our external auditors for the purpose of rendering our financial statements materially misleading. Senior Managers will not subvert the auditors responsibilities to investors to conduct a diligent audit of the financial statements and report their findings.

2.5	We are committed to make full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to, the SEC and in other public communications that we make, and have set up proper procedures to ensure this. Our disclosure controls and procedures are outlined in our Disclosure Committee Terms of Reference, which are not part of this Code and which seek to ensure that material information is disclosed to shareholders and relevant government agencies where required.

3	Compliance with applicable governmental laws, rules and obligations

3.1	Senior Managers are required to comply with all applicable governmental laws, rules and regulations of the countries in which we operate.

3.2	Our Senior Managers should seek professional advice before acting if they are in doubt over the correct interpretation or the consequences of laws and regulations.

3.3	Our Senior Managers are encouraged to establish procedures for responding to governmental investigations and other external requests for information.

4	Reporting

4.1	Every Senior Manager is responsible for promptly reporting to the GCS any breach of the Code that has either occurred, may be occurring, or is imminent.

4.2	The GCS will submit any reported breaches of the Code to the Audit Committee and the Audit Committee shall take all action it considers appropriate to investigate any reported breaches. If a breach has occurred Aviva will take such disciplinary or preventative action as the Aviva Board of Directors deems appropriate after consultation with the Audit Committee.

4.3	Any request for a Waiver should be made to the Audit Committee through the GCS for appropriate consideration and authorisation. In the event that a waiver is authorised, the GCS will document the nature of the waiver, the name of the person receiving the waiver, and the date of the waiver for the purpose of disclosure as required in the Form 20-F. Senior Managers should note that it is not Aviva’s intention to grant or permit Waivers of the Code.

5	Adherence to the Code

5.1	All Senior Managers must adhere to the provisions of this Code.

5.2	The Board of Aviva will not hold Senior Managers responsible for any loss of business resulting from adherence to the Code and any other mandatory policies and instructions.

5.3	Senior Managers should also refer to other policies and business standards that do not form part of this Code but which will assist them in complying with this Code. These include, but are not limited to, the Business Ethics Code, the Financial Crime Business Standard and the Financial Reporting Business Standard.

For queries contact:

Kirsty Cooper, Group General Counsel and Company Secretary

St Helen’s, 1 Undershaft, London EC3P 3DQ
External +44 (0)20 7662 6646

Email  kirsty.cooper@aviva.com